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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               TRITEAL CORPORATION
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   896937 10 9
                                   -----------
                                 (CUSIP Number)


                                DECEMBER 29, 2000
                         -------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*This remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 896937 10 9

--------------------------------------------------------------------------------

1      Name of Reporting Persons                               Bruce H. Minevitz

       S.S. or I.R.S. Identification No. of Above Person       ###-##-####
--------------------------------------------------------------------------------

2      Check the Appropriate Box if a Member of a Group           (a) |_|
                                                                  (b) |_|
--------------------------------------------------------------------------------

3      SEC Use Only

--------------------------------------------------------------------------------

4      Citizenship or Place of Organization

       USA
--------------------------------------------------------------------------------

Number of         5                             Sole Voting Power        737,800
Shares
--------------------------------------------------------------------------------

Beneficially      6                             Shared Voting Power            0
Owned by
--------------------------------------------------------------------------------

Each              7                             Sole Dispositive Power   737,800
Reporting
--------------------------------------------------------------------------------

Person            8                             Shared Dispositive Power       0
With
--------------------------------------------------------------------------------

9      Aggregate Amount Beneficially Owned by Each Reporting Person      737,800
--------------------------------------------------------------------------------

10     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* |_|
--------------------------------------------------------------------------------

11     Percent of Class Represented by Amount in Row (9)               6.4%
--------------------------------------------------------------------------------

12     Type of Reporting Person                               IN
--------------------------------------------------------------------------------



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ITEM 1.
(a) Name of Issuer: TRITEAL CORPORATION
                    ------------------------------------------------------------
(b) Address of Issuer's Principal Executive Officer: 2011 PALOMAR AIRPORT ROAD,
                                                     ---------------------------
    CARLSBAD, CA 92009
    ----------------------------------------------------------------------------

ITEM 2.

(a) Name of Person Filing: BRUCE H. MINEVITZ
    ----------------------------------------------------------------------------
(b) Address of Principal Business Office or, if none, Residence: 521 NANTASKET
                                                                 ---------------
    AVENUE, P.O. BOX 517, HULL, MA 02045-0517
    ----------------------------------------------------------------------------
(c) Citizenship: USA
                 ---------------------------------------------------------------
(d) Title of Class of Securities: COMMON STOCK
                                  ----------------------------------------------
(e) CUSIP Number: 896937 10 9
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
        13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with Section
        240.13(d)-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:  737,800
                                ------------------------------------------------

(b) Percent of class:   6.4%
                        --------------------------------------------------------

(c) Number of shares as to which such person has:
        (i) Sole power to vote or to direct the vote 737,800
                                                     ---------------------------
        (ii) Shared power to vote or to direct the vote 0
                                                        ------------------------
        (iii) Sole power to dispose or to direct the disposition of 737,800
                                                                    ------------
        (iv) Shared power to dispose or to direct the disposition of 0
                                                                     -----------

INSTRUCTIONS: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).


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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.      CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       JANUARY 5, 2001
                                            -----------------------------------
                                                           DATE

                                                 /S/   BRUCE H. MINEVITZ
                                            -----------------------------------
                                                          SIGNATURE

                                                     BRUCE H. MINEVITZ
                                            -----------------------------------
                                                         NAME/TITLE